Exhibit 3.4
July 13, 1987
BY-LAWS
OF
ALT INC.
ARTICLE I.
POWERS
     Section 1. Powers. The corporation shall have the powers set forth in Minn. Stats. #302A.161, subject to any limitations provided in any other Statute of the State of Minnesota or in the corporation’s Articles. Said powers shall include the following:
a.	Duration. The corporation shall have perpetual duration.

b.	Legal capacity. The corporation may sue and be sued, complain and defend and participate as a party or otherwise in any legal, administrative, or arbitration proceeding, in its corporate name.

c.	Property ownership. The corporation may purchase, lease, or otherwise acquire, own, hold, improve, use, and otherwise deal in and with, real or personal property, or any interest therein, wherever situated.

d.	Property disposition. The corporation may sell, convey, mortgage, create a security interest in, lease, exchange, transfer, or otherwise dispose of all or any part of its real or personal property, or any interest therein, wherever situated.

e.	Trading in securities; obligations. The corporation may purchase, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, exchange, mortgage, lend, create a security interest in, or otherwise dispose of and otherwise use and deal in and with, securities or other interests in, or obligations of, any person ( as defined by Minn. Stats. Ch. 302A.) or direct or indirect obligations of any domestic or foreign government or instrumentality thereof.

f.	Contracts, mortgages. The corporation may make contracts and incur liabilities, borrow money, issue its securities, and secure any of its obligations by mortgage of or creation of a security interest in all or any of its property, franchises and income.

g.	Investment. The corporation may invest and reinvest its funds.

h.	Holding property as security. The corporation may take and hold real and personal property, whether or not of a kind sold or otherwise dealt in by the corporation, as security for the payment of money loaned, advanced, or invested.

i.	Location. The corporation may conduct its business, carry on its operations, have offices, and exercise the powers granted by Minnesota Statute anywhere in the universe.

j.	Donations. The corporation may make donations, irrespective of corporate benefit, for the public welfare; for social, community, charitable, religious, educational, scientific, civic, literary, and testing for public safety purposes, and for similar or related purposes; for the purpose of fostering national or international amateur sports competition; and for the prevention of cruelty to children and animals.

k.	Pensions; benefits. The corporation may pay pensions, retirement allowances, and compensation for past services to and for the benefit of, and establish, maintain, continue, and carry out, wholly or partially at the expense of the corporation, employee or incentive benefit plans, trusts, and provisions to or for the benefit of, any or all of its and its related corporations’ officers, directors, employees, and agents and the families, dependents, and beneficiaries of any of them. It may indemnify and purchase and maintain insurance for and on behalf of a fiduciary of any of these employee benefit and incentive plans, trusts, and provisions.

l.	Participating in management. The corporation may participate in any capacity in the promotion, organization, ownership, management, and operation of any organization or in any transaction, undertaking, or arrangement that the participating corporation would have power to conduct itself, whether or not the participation involves sharing or delegation of control with or to others.

m.	Insurance. The corporation may provide for its benefit life insurance and other insurance with respect to the services of any or all of its officers, directors, employees, and agents, or on the life of a shareholder for the purpose of acquiring at the death of the shareholder any or all shares in the corporation owned by the shareholder.

n.	Corporate seal. The corporation may, but need not, have a corporate seal. The failure to affix a seal, if any, to any document shall not invalidate such document.

o.	. By-laws. The corporation may adopt, amend, and repeal by-laws relating to the management of the business or the regulation of the affairs of the corporation.

p.	Committees. The corporation may establish committees of the board of directors, elect or appoint persons to the committees, define their duties and fix their compensation.

q.	Officers; employees; agents. The corporation may elect or appoint officers, employees, and agents of the corporation, define their duties and fix their compensation.

r.	Securities. The corporation may issue securities and rights to purchase securities.

s.	Loans; guaranties; sureties. The corporation may lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist any person (as above defined) subject to board approval.

t.	Advances. The corporation may make advances to its directors, officers, and employees and those of its subsidiaries subject to board approval.

u.	Indemnification. The corporation shall indemnify persons against certain expenses and liabilities only as provided herein.

v.	Assumed names. The corporation may conduct all or part of its business under one or more assumed names as provided by Minnesota statute.

w.	Other powers. The corporation may have and exercise all other powers necessary or convenient to effect any or all of the business purposes for which the corporation is incorporated.
ARTICLE II.
BOARD OF DIRECTORS
     Section 1. Management of Corporation.
a.	Board to manage. The business and affairs of the corporation shall be managed by or under the direction of a board of directors.

b.	Shareholder management. The holders of the voting shares of the corporation may, by unanimous affirmative vote, take any action that Minn. Stats. Ch. 302A requires or permits the board to take or the shareholders to take after action or approval of the board.
     Section 2. Number. The board shall consist of five directors. The number of directors may be increased or, subject to Minn. Stats. #302A.223, decreased at any time by majority vote of the board.
     Section 3. Qualification; election. Directors shall be natural persons. The method of election and any additional qualifications for directors may be imposed by or in the manner provided in the articles or these by-laws.
     Section 4. Terms. A director shall serve for an indefinite term that expires at the next regular meeting of the shareholders when a successor is elected and has qualified, or until the earlier death, resignation, removal, or disqualification of the director.
     Section 5. Compensation. Subject to any limitations in the articles, the board may fix the compensation of directors.
     Section 6. Removal of directors.
a.	Removal by directors. A director may be removed at any time, with or without cause, if:
(1)	The director was named by the board to fill a vacancy:

(2)	The shareholders have not elected directors in the interval between the time of the appointment to fill a vacancy and the time of the removal; and

(3)	A majority of the remaining directors present affirmatively vote to remove the director.
b.	Removal by shareholders. Any one or all of the directors may be removed at any time, with or without cause, by the affirmative vote of the holders of the proportion or number of the voting power of the shares of the classes or series the director represents sufficient to elect them.

c.	Election of replacements. New directors may be elected at a meeting at which directors are removed.
     Section 7. Vacancies.
a.	Vacancies on the board resulting from
(1)	The death, resignation, removal, or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum; and

(2)	Newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time of the increase; and
b.	Each director elected under this section to fill a vacancy holds office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.
     Section 8. Board meetings.
a.	Time; place. Unless otherwise provided by the Articles, meetings of the board may be held from time to time at any place within or without the state that the board may select or by any means described in subdivision b. If the board fails to select a place for a meeting, the meeting shall be held at the principal executive office, unless the articles provide otherwise.

b.	Electronic communications.
(1)	A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a board meeting, if the same notice is given of the conference as would be required by subdivision c for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

(2)	A director may participate in a board meeting not described in paragraph (1) by any means of communication through which the director, other directors so participating, and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting.
c.	Calling meeting; notice. Any director may call a board meeting by giving ten days notice to all directors of the date, time, and place of the meeting. The notice need not state the purpose of the meeting.

d.	Previously scheduled meetings. If the day or date, time, and place of a board meeting have been provided in the articles or these by-laws, or announced at a previous meeting of the board, no notice is required. Notice of an adjourned meeting of the board need not be given other than by announcement at the meeting at which adjournment is taken.

e.	Waiver of notice. A director may waive notice of a meeting of the board. A waiver of notice by a director entitled to notice if effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance. Attendance by a director at a meeting is a waiver of notice of that meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.
     Section 9. Quorum.
     A majority, or a larger or smaller proporation or number provided in the articles, of the directors currently holding office present at a meeting is a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.
     Section 10. Act of the board. The board shall take action by the affirmative vote of a majority of directors present at a duly held meeting, except where Minn. Stats. Ch. 302A or the articles require the affirmative vote of a larger proportion or number.
     Section 11. Action without meeting.
a.	Method. An action required or permitted to be taken at a board meeting may be taken by written action signed by all of the directors unless the action need not be approved by the shareholders and the articles so provide, in which case, the action may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present.

b.	Effective time. The written action is effective when signed by the required number of directors, unless a different effective time is provided in the written action.

c.	Notice; liability. When written action is permitted to be taken by less than all directors, all directors shall be notified immediately of its text and effective date; however, failure to provide such notice does not invalidate the written action.
     Section 12. Committees.
a.	Generally. A resolution approved by the affirmative vote of a majority of the board may establish committees having the authority of the board in the management of the business of the corporation to the extent provided in the resolution. Committees are subject at all times to the direction and control of the board, except as otherwise provided herein.

b.	Membership. Committee members shall be natural persons. Unless the articles provide for a different membership, a committee shall consist of one or more persons, who need not be directors, appointed by affirmative vote of a majority of the directors present.

c.	Quorum. A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in the articles or in a resolution approved by the affirmative vote of a majority of the directors present.

d.	Procedure. Sections 7 through 11 of this Article II apply to committees and members of committees to the same extent as those sections apply to the board of directors.

e.	Minutes. Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any director.

f.	Standard of conduct. The establishment of, delegation of authority to, and action by a committee does not alone constitute compliance by a director with the standard of conduct set forth in Minn. Stats. Ch. 302A.

g.	Committee members deemed directors. Committee members are deemed to be directors for purposes of applying statutory rules concerning standard of conduct, conflicts of interest, and loans, obligations and distributions.
ARTICLE III.
Officers
     Section 1. Officers Required. The corporation shall have one or more natural persons exercising the functions of the offices, however designated, of chief executive officer and chief financial officer.
     Section 2. Duties of Required Officers.
a.	Presumption; Modification. Unless the articles, or a resolution adopted by the board and not inconsistent with the articles, provide otherwise, the chief executive officer and chief financial officer have the duties specified in this section.

b.	Chief Executive Officer. The chief executive officer shall:
(1)	Have general active management of the business of the corporation;

(2)	When present, preside at all meetings of the board and of the shareholders;

(3)	See that all orders and resolutions of the board are carried into effect;

(4)	Sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the articles or these by-laws or by the board to some other officer or agent of the corporation;

(5)	Maintain records of and, whenever necessary, certify all proceedings of the board and the shareholders; and

(6)	Perform other duties prescribed by the board.
c.	Chief Financial Officer. The chief financial officer shall:
(1)	Keep accurate financial records for the corporation;

(2)	Deposit all money, drafts, and checks in the name of and to the credit of the corporation in the banks and depositories designated by the board;

(3)	Endorse for deposit all notes, checks, and drafts received by the corporation;

(4)	Disburse corporate funds and issue checks and drafts in the name of the corporation, as authorized hereby and by the chief executive officer, except as limited by the board;

(5)	Render to the chief executive officer and the board, whenever requested, an account of all transactions by the chief financial officer and of the financial condition of the corporation; and

(6)	Perform other duties prescribed by the board or by the chief executive officer.
     Section 3. Other Officers. Unless otherwise provided in the Articles, the board may elect or appoint, in a resolution approved by the affirmative vote of a majority of the directors present, any other officers or agents the board deems necessary for the operation and management of the corporation, each of whom shall have the powers, rights, duties, responsibilities, and terms in office provided for in the articles or determined by the board.
     Section 4. Multiple Offices. Any number of offices or functions of those offices may be held or exercised by the same person. If a document must be signed by persons holding different offices or functions and a person holds or exercises more than one of those offices or functions, that person may sign the document in more than one capacity, but only if the document indicates each capacity in which the person signs.
     Section 5. Officers Deemed Elected. In the absence of an election or appointment of officers by the board, the person or persons exercising the principal functions of the chief executive officer or the chief financial officer are deemed to have been elected to those offices.
     Section 6. Contract Rights. The election or appointment of a person as an officer or agent shall not, of itself, create contract rights. The corporation may enter into an employment contract with an officer or agent for a period of time if, in the board’s judgment, the contract would be in the best interests of the corporation. The fact that the contract may be for a term longer than the terms of the directors who authorized or approved the contract shall not make the contract void or voidable.
     Section 7. Resignation; Removal; Vacancies.
a.	Resignation. An officer may resign at any time by giving written notice to the corporation. The resignation is effective without acceptance when the notice is given to the corporation, unless a later effective date is specified in the notice.

b.	Removal. An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present,

subject to the provisions of a shareholder control agreement. The removal shall be without prejudice to any contractual rights of the officer.

c.	Vacancy. A vacancy in an office because of death, resignation, removal, disqualification, or other cause may, or in the case of a vacancy in the office of chief executive officer or chief financial officer shall, be filled for the unexpired portion of the term in the manner provided in the articles or determined by the board, or pursuant to Section 5 above.
     Section 8. Delegation. Unless prohibited by the articles or by a resolution approved by the affirmative vote of a majority of the directors present, an officer elected or appointed by the board may, without the approval of the board, delegate some or all of the duties and powers of an office to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.
ARTICLE IV.
Shares
Section 1. Authorized Shares.
a.	Board May Authorize. Subject to any restrictions in the articles, the corporation may issue securities and rights to purchase securities only when authorized by the board.

b.	Terms of Shares. All the shares of the corporation:
(1)	Shall be of one class and one series, unless the articles establish, or authorize the board to establish, more than one class or series;

(2)	Shall be common voting shares having equal rights and preferences in all matters not otherwise provided for by the board, unless and to the extent that the articles have fixed the relative rights and preferences of different classes and series;

(3)	Shall have, unless a different par value is specified in the article, a par value of one cent per share, solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation, and a par value fixed by the board for the purpose of a statute or regulation requiring the shares of the corporation to have a par value; and

(4)	Shall be subject to the restrictions, reservations and options provided in Section 6 of this article.
c.	Procedure for Fixing Terms.
(1)	Subject to any restrictions in the articles, the power granted to the board in subdivision b may be exercised by a resolution approved by the affirmative vote of a majority of the directors present establishing a class or series, setting forth the designation of the class or series, and fixing the relative rights and preferences of the class or series.

(2)	As required by Minn. Stats. Ch. 302A, a statement setting forth the name of the corporation and the text of the resolution and certifying the adoption of the resolution and the date of adoption shall be filed with the Secretary of State before the issuance of any shares for which the resolution creates rights or preferences not set forth in the articles.

d.	Specific Terms. Without limiting the authority granted in this section, the corporation may issue shares of a class or series:
(1)	Subject to the right of the corporation to redeem any of those shares at the price fixed for their redemption by the articles or by the board;

(2)	Entitling the shareholders to cumulative, partially cumulative, or noncumulative distributions;

(3)	Having preference over any class or series of shares for the payment of distributions of any or all kinds;

(4)	Convertible into shares of any other class or any series of the same or another class; or.

(5)	Having full, partial, or no voting rights, except as provided in Minn. Stats. #302A.137.
     Section 2. Consideration for Shares; Value and Payment.
     Subject to any restrictions in the articles, shares may be issued for any consideration authorized by a resolution approved by the affirmative vote of a majority of the directors present, or approved by the affirmative vote of the holders of a majority of the voting power of the shares present, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.
     Section 3. Rights to Purchase.
a.	Issuance Permitted. The corporation may issue rights to purchase if:

(1)	Shares issuable upon the exercise of all outstanding rights or purchase, including the rights to purchase that are to be issued, are authorized and are unissued; and

(2)	The terms, provisions, and conditions of the rights to purchase to be issued, including the conversion basis or the price at which securities may be purchased or subscribed for, are fixed by the board, subject to any restrictions in the articles.
b.	Terms Set Forth. The instrument evidencing the rights to purchase or, if no instrument exists, a transaction statement, shall set forth in full, summarize, or incorporate by reference all the terms, provisions, and conditions applicable to the right to purchase.
     Section 4. Share Certificates; Issuance and Contents; Uncertificated Shares.
a.	Certificated. The shares of the corporation shall be certificated shares. Each holder of certificated shares issued hereunder is entitled to a certificate of shares.

b.	Certificates; Signature Required. Certificates shall be signed by an agent or officer authorized in the articles or by the Board to sign share certificates or, in the absence of such authorization, by an officer.

c.	Restrictive Legend. All share certificates issued by the corporation shall bear the following legend endorsed upon the fact, to-wit: “Subject to transfer restrictions contained in the corporation’s by-laws and amendments thereto.”
     Section 5. Lost Share Certificates; Replacement. A new share certificate may be issued pursuant to Minn. Stats. Ch. 302A in place of one that is alleged to have been lost, stolen, or destroyed.

     Section 6. Restriction on Transfer of Securities. The shares of this corporation shall be sold, assigned, held or transferred upon review and approval of board of directors and consistent with the Shareholders Agreement.
ARTICLE V.
Shareholders
     Section 1. Regular Meetings of Shareholders.
a.	Frequency. Regular meetings of shareholders may be held on an annual or other less frequent periodic basis, but need not be held unless required by the articles or by subdivision b.

b.	Demand by shareholder. A meeting of shareholders may be demanded as provided in Minn. Stats. Ch. 302A.

c.	Time; place. A regular meeting, if any, shall be held on the day or date and at the time and place fixed by, or in a manner authorized by, the articles, these by-laws, or Minn. Stats. Ch. 302A.

d.	Elections required; other business. At each regular meeting of shareholders there shall be an election of qualified successors for directors who serve for an indefinite term, whose terms have expired, or whose terms are due to expire within six months after the date of the meeting. No other particular business is required to be transacted at a regular meeting. Any business appropriate for action by the shareholders may be transacted at a regular meeting.
     Section 2. Special Meetings of Shareholders.
a.	Who may call. Special meetings of the shareholders may be called for any purpose or purposes at any time, by:

(1)	The chief executive officer;

(2)	The chief financial officer;

(3)	Two or more directors;

(4)	A person authorized in the articles to call special meetings; or

(5)	A shareholder or shareholders holding ten percent or more of the voting shares.
b.	Demand by shareholders. A shareholder or shareholders may demand a special meeting of shareholders as provided in Minn. Stats. CH. 302A.

c.	Time; place. Special meetings shall be held on the date and at the time and place fixed by the chief executive officer, the board, or a person authorized by the articles or by Minn. Stats. Ch. 302A.

d.	Business limited. The business transacted at a special meeting is limited to the purpose or purposes stated in the notice of the meeting.
     Section 3. Notice.
a.	To whom given. Notice of all meetings of shareholders shall be given to every holder of voting shares, except where the meeting is an adjourned meeting and the date, time, place of the meeting were announced at the time of adjournment.

b.	When given. The notice shall be given at least ten days before the date of the meeting, and not more than 60 days before the date of the meeting.

c.	Contents. The notice shall contain the date, time, and place of the meeting, and any other information required by Minn. Stats. Ch. 302A. In the case of a special meeting, the notice shall contain a statement of the purpose or purposes of the meeting. The notice may also contain any other information required by the articles, or deemed necessary or desirable by the board or by any other person or persons calling the meeting.
     Section 4. Act of the Shareholders.
a.	Majority required. The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present, except where Minn. Stats. Ch. 302A or the articles require a larger proportion or number.

b.	Voting by class. In any case where a class or series of shares is entitled by Minn. Stats. Ch. 302A, the articles, or the terms of the shares to vote as a class or series, the matter being voted upon must also receive the affirmative vote of the holders of the same proporation of the shares of that class or series as is required pursuant to subdivision a.
     Section 5. Action Without a Meeting. An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action. The written action is effective when it has been signed by all of those shareholders, unless a different effective time is provided in the written action.
     Section 6. Quorum. The holders of a majority of the voting power of the shares entitled to vote at a meeting present in person or by proxy at the meeting are a quorum for the transaction of business, unless a larger or smaller proporation or number is provided in the articles. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

     Section 7. Voting Rights.
a.	Determination. The board may fix a date not more than 60 days before the date of a meeting of shareholders as the date for the determination of the holders of voting shares entitled to notice of and to vote at the meeting. When a date is so fixed, only shareholders on that date are entitled to notice of and shall be permitted to vote at that meeting of shareholders.

b.	Certification of beneficial owner. A resolution approved by the affirmative vote of a majority of the directors present may establish a procedure whereby a shareholder may certify in writing to the corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of one or more beneficial owners. Upon receipt by the corporation of the writing, the persons specified as beneficial owners, rather than the actual shareholder, shall be deemed the shareholders for the purpose specified in the writing.

c.	One vote per share. Unless otherwise provided in the terms of the shares, a shareholder has one vote for each share held.

d.	Jointly owned shares. Shares owned by two or more shareholders may be voted by any one of them unless the corporation receives written notice from any one of them disclaiming the authority of that person to vote those shares.

e.	Manner of voting; presumption. Except as provided in subdivision d, a holder of voting shares may vote any portion of the shares in any way the shareholder chooses. If a shareholder votes without designating the proportion or number of shares voted in a particular way, the shareholder shall be deemed to have voted all of the shares in that way.

ARTICLE VI.
Loans; Obligations; Distributions
     Section 1. Loans; Guarantees; Suretyship.
a.	Prerequisites. The corporation may lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist any person (as above defined), if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the directors present and:
(1)	Is in the usual and regular course of business of the corporation;

(2)	Is with, or for the benefit of, a related corporation, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship; or an organization to which the corporation has the power to make donations;

(3)	Is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, including an officer or employee who is a director of the corporation or a subsidiary, and may reasonably be expected, in the judgment of the board, to benefit the corporation; or

(4)	Has been approved by the affirmative vote of the holders of two-thirds of the outstanding shares.
b.	Interest, Security. A loan, guaranty, surety contract, or other financial assistance under subdivision a may be with or without interest and may be unsecured or may be secured in any manner, including (without limitation) a grant of a security interest in shares of the corporation.

     Section 2. Advances. The corporation may, without a vote of the directors, advance money to its directors, officers, or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.
     Section 3. Indemnification.
a.	Indemnification Mandatory. The corporation shall indemnify a person made or threatened to be made a part to the proceeding by reason of the former or present official capacity of the person to the full extent permitted by Minn. Stats. Ch. 302A.

b.	Advances. If a person is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorney’s fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, as provided in Minn. Stats. Ch. 302A.
     Section 4. Power to Acquire Shares. The corporation may acquire its own shares, subject to the provisions of Minn. Stats. Ch. 302A. Shares so acquired constitute authorized but unissued shares of the corporation, unless the articles provide that they shall not be reissued, in which case the number of authorized shares is reduced by the number of shares acquired.

AMENDMENT TO
BYLAWS
OF
ALTIMATE MEDICAL, INC.
     The Board of Directors of Altimate Medical, Inc. (the “Corporation”) have adopted this amendment to the Bylaws of the Corporation as of the 18th day of January, 2005.
Article II, Section 2 of the Bylaws shall be amended and restated in its entirety to read as follows:
     Section 2. Number and Qualifications. The Board of Directors shall consist of not less than one (1) nor more than five (5) natural persons. Directors need not be shareholders of the corporation.
Article II, Section 8(b) of the Bylaws shall be amended and restated in its entirety to read as follows:
b.	Remote Communications. A conference among Directors, or among members of any committee designated by the Board, by any means of remote communication through which the participants may participate with each other during the conference, constitutes a meeting of the Board or the committee, if the same notice is given of the conference as would be required for a meeting, and if the number of persons participating in the conference would be sufficient to constitute a quorum at the meeting. Participation in a meeting by remote communication constitutes personal presence at the meeting.
A new Subsection f shall be added to Article II, Section 8 of the Bylaws to read as follows:
f.	Absent Directors. A Director may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the Director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Director has consented or objected.
A new Section 8 shall be added to Article V of the Bylaws to read as follows:
     Section 8. Remote Communication. A conference among shareholders by any means of remote communication through which the shareholders may participate in the conference constitutes a regular or special meeting of shareholders, if the same notice is given of the conference to every holder of shares entitled to vote as would be required for a meeting, and if

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the number of shares held by the shareholders participating in the conference would be sufficient to constitute a quorum at a meeting. Waiver of notice of a meeting by means of remote communication may be given in the manner provided under law.
A new Section 9 shall be added to Article V of the Bylaws to read as follows:
     Section 9. Proxies. Every appointment of a proxy must be in writing and must be dated and signed by the shareholder and filed with an officer of the Corporation at or before the shareholder meeting at which the appointment is to be effective. No appointment of a proxy shall be valid after the expiration of eleven (11) months from the date of its execution, unless a longer period is expressly provided in the appointment.
A new Article VII shall be added to the Bylaws to read as follows:
     The power to adopt, amend, or repeal the bylaws of the corporation is vested in the Board of Directors. The power of the Board is subject to the power of the shareholders, exercisable in the manner provided by statute, to adopt, amend, or repeal laws adopted, amended or repealed by the Board. The Board shall not amend or repeal a law fixing a quorum for meetings of shareholders, prescribing procedures for removing Directors or filling vacancies in the Board, or fixing the number of Directors or their classifications, qualifications, or terms of office, but may adopt or amend a law to increase the number of Directors.
CERTIFICATION
     The undersigned, the Chief Executive Officer of the Corporation, hereby certifies that the foregoing Amendment to the Bylaws of the Corporation was adopted pursuant to a Written Action in Lieu of Meeting of the Board Of Directors of the Corporation effective as of the date set forth above.

/s/ Alan Tholkes Alan Tholkes

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